Exhibit 10.15

ALLIANT TECHSYSTEMS INC.

EMPLOYMENT AGREEMENT

with

Daniel J. Murphy, Jr.

This Employment Agreement (the “Agreement”), dated as of February 1, 2004, is entered into by and between Alliant Techsystems Inc., a Delaware corporation (the “Company”), and Daniel J. Murphy, Jr., a resident of Minnesota (“you”, “your”, the “Executive”).

RECITALS:

WHEREAS, the Company desires to continue to employ you, and you desire to continue in the employment of the Company upon the terms and conditions and in the capacities set forth herein;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and you hereby agree as follows:

1.                                      Employment and Term of Employment.  Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ you, and you hereby agree to serve the Company, as Chief Executive Officer of the Company for a term beginning on February 1, 2004 (the “Effective Date”) and ending on March 31, 2007 (the “Expiration Date”), with the term from the Effective Date through the Expiration Date being the “Term of Employment”.  The foregoing notwithstanding, if either party gives a valid Notice of Termination pursuant to Section 6 hereof, the Term of Employment shall not extend beyond the expiration date specified in such Notice of Termination.  If neither you nor the Company give written notice to the other prior to the Expiration Date, this Agreement shall automatically renew for additional one year periods.  These automatic renewals may occur only three times after the original Expiration Date, making the last renewal with an expiration date of March 31, 2010.  Any renewal period under this Section 1, shall extend the Term of Employment for that additional one-year period.  If the Agreement is renewed, the “Expiration Date” shall be March 31 of that additional one-year period.

2.                                      Scope of Employment.

During the Term of Employment you shall have and may exercise all the powers, duties and functions as are normal and customary for the Chief Executive Officer and that are consistent with the responsibilities set forth with respect to such positions in the Company’s bylaws, and you shall also perform such other duties not inconsistent with such positions as are assigned to you, from time to time, by the Board of Directors of the Company (the “Board”).  During the Term of Employment, you shall devote substantially all of your business time, attention, skill and efforts to the faithful performance of your duties hereunder.  You may serve on up to two non-Company boards of directors, provided these boards are not in conflict with the Company or your service as a member of the Company’s Board, and the Board has approved them.

3.                                      Compensation.  During the Term of Employment, in consideration of your services hereunder, including, without limitation, service as an officer or director of the Company or of any subsidiary or affiliate thereof:

(a)                                  Starting on February 1, 2004, you shall receive a salary at the rate of $700,000 per year (payable at such regular intervals as other employees of the Company are compensated in accordance with the Company’s employment practices, but not less than monthly), which amount shall be subject to review by the Board from time to time but not less than once a year after January 1, 2005, and may be adjusted at its direction, provided that such salary may not be reduced during the Term of Employment.  Any subsequent adjustments will take place on or after April 1, 2005, in the regular compensation cycle of the Company.  In addition, the Company shall reimburse you for your reasonable and documented expenses incurred in connection with the business of the Company in accordance with the Company’s normal procedures.

(b)                                 You shall be eligible to participate in certain long-term performance incentive programs as determined by the Board from time to time.  Including eligibility to participate in stock and stock option incentive programs.  The Board shall review your participation in such programs annually after January 1, 2005.

(c)                                  All Company shares delivered to you pursuant to this Section 3 or otherwise pursuant to this Agreement or your employment shall be subject to such conditions on transfer as may be required under the Securities Act of 1933, as amended (the “Act”) and may bear a legend to such effect.

(d)                                 The Company shall pay you an annual incentive bonus (“Incentive Bonus”) in each fiscal year of the Company during which you are (1) employed by the Company for at least three months during such fiscal year, and (2) the Company’s performance during that fiscal year equals or exceeds the performance goals set by the Board for such fiscal year.  The Incentive Bonus shall be governed by and paid out in accordance with the Alliant Techsystems Inc. Management Compensation Plan (as restated effective April 1, 2002) and the Executive Incentive Program (EIP) (together the “Management Compensation Plan”).  It is understood that this plan may be changed from time to time.    The Incentive Bonus for your performance as Chief Executive Officer for the Company’s fiscal year ending March 31, 2004 shall be as follows:

•                  For the period from 10/1/03 to 1/31/04, bonus of $420,000 if the Company achieves the target performance goals set by the Board for such fiscal year and $840,000 if and to the extent the Company achieves a level of performance defined by the Board as “outstanding”.  This Incentive Bonus for FY04 shall be prorated by 4/12th.

•                  For the period from 2/1/04 – 3/31/04, bonus of $500,000 if the Company achieves the target performance goals set by the Board for such fiscal year and $1,000,000 if and to the extent the Company achieves a level of performance defined by the Board as “outstanding”.  This Incentive Bonus for FY04 shall be prorated by 2/12th.

Your Incentive Bonus for the fiscal year ending March 31, 2005 shall consist of $500,000 if the Company achieves the target performance goals set by the Board for such fiscal year and $1,000,000 if and to the extent the Company achieves a level of performance defined by the Board as “outstanding” (or a prorated amount if you are employed for less than 12 months during the fiscal year).  For years ending after April 1, 2005 the Incentive Bonus amount shall be subject to review by the Board and may be adjusted at its discretion.

(e)                                  Your incentive bonus as Group V.P. shall be prorated for FY04 by 6/12th for your period of performance as Group Vice President – Precision Systems and paid in accordance with the Management Compensation Plan.

(f)                                    You agree that the Company may, at its sole discretion, defer any compensation including but not limited to salary, bonuses, and stock awards, but excluding SERP payments subject to Section 4(b) of this Agreement, that are not fully deductible for federal or state income tax purposes.  The Company will defer only those amounts that would exceed the deductibility levels under federal or state income tax laws.  Such deferrals would be into the Alliant Techsystems Inc. Nonqualified Deferred Compensation Plan, as amended from time to time, or any subsequent Company sponsored management compensation deferral plan.

4.                                      Additional Compensation and Benefits.

(a)                                  As additional compensation for your service under this Agreement during the Term of Employment, the Company agrees to provide you with the non-cash benefits provided by the Company to its other officers and key employees as they may exist from time to time (other than stock options and equity compensation).  It is understood that such benefits may change from time to time in the Company’s discretion. Such benefits shall include leave or paid time off (“PTO”)/vacation time, medical and dental insurance and other health care benefits, the Company’s basic term life insurance, and retirement and disability benefits as may hereafter be provided by the Company in accordance with its policies.  If the Company’s basic term life insurance benefit for you is not $1,000,000, the Company shall provide you additional basic term life insurance coverage up to a benefit of $1,000,000 payable to a beneficiary or beneficiaries selected by you.  Except as otherwise provided in this Agreement, payments and benefits under any program that provides for payments and benefits after termination of employment will be paid or provided to you under the terms of such program during periods following the Term of Employment.

(b)                                 (i)                                     SERP.  If your employment hereunder automatically terminates on the Expiration Date, you will be provided with monthly retirement benefits under a nonqualified supplemental executive retirement plan (SERP), subject to the following terms:

(A)                              Normal Form of Payments to You.  The first SERP payment will be due on the first day of the calendar month following your termination of employment; and the last SERP payment will be due on the first day of the calendar month in which you die (taken together, this is the Normal Form of payment).

(B)                                Amount of Payments.  The monthly amount of each SERP payment paid in the Normal Form will be the following percentage (your SERP Percentage) of your Final Average Earnings, reduced by the monthly amount payable to you under the Aliant Techsystems Inc. Pension and Retirement Plan, Pension Equity Plan formula, or any successor plan (the “ATK Pension Plan”), assuming that you receive monthly benefits from the ATK Pension Plan in the Normal Form:

If your termination of employment is:	Your SERP Percentage Is:

On or after March 31, 2004
and before March 31, 2005	5%

On or after March 31, 2005
and before March 31, 2006	15%

On or after March 31, 2006
and before March 31, 2007	25%

On or after March 31, 2007
and before March 31, 2008	35%

On or after March 31, 2008
and before March 31, 2009	45%

On or after March 31, 2009
and before March 31, 2010	50%

On or after March 31, 2010
and before March 31, 2011	52.5%

On or after March 31, 2011	55%

Nothing in this Section 4 shall be deemed to constitute a commitment by the Company to employ you for any particular length of time.

(C)                                Determination of Final Average Earnings.  For purposes of determining the amount of your SERP payments, your Final Average Earnings is the monthly average of your highest 60 consecutive calendar months of Earnings you received under this Agreement in the 120 consecutive calendar months preceding your termination of employment.  If you have less than 120 but more than 60 consecutive calendar months of employment under this Agreement preceding your termination of employment, then such period of employment shall be used instead of 120 months.  If you have 60 or fewer consecutive calendar months of employment under this Agreement preceding your termination of employment, then such period shall be used instead of 60 months (and the 120-month rule will be disregarded).  For this purpose, partial calendar months of continuous employment shall be disregarded.  Earnings shall have the same meaning as Earnings under the ATK Pension Plan, which include earnings that, at your election, have been contributed to any Company-sponsored Section 401(k) or Section 125 or similar plan or have been deferred under any Company-sponsored nonqualified deferred compensation plan. Such Earnings will be included in the month they would otherwise have been paid to you.

All other compensation, including any Company stock or in-kind compensation, and related cash payments (such as tax gross-ups), will be disregarded in determining Earnings.

(D)                               Forfeiture if not Vested.  Except as otherwise provided in this Section 4(b), if you do not have at least five (5) years of continuous employment with the Company on your termination of employment, you will not receive the SERP payments.  For this purpose, employment with the Company before the Effective Date is included.

(E)                                 Reduction for Early Commencement.  If your SERP payments are due to begin before April 1, 2008, the amount determined in (B) above will be reduced by 1/2% for each month that your beginning due date precedes April 1, 2008.

(F)                                 Optional Forms of Payments.  Notwithstanding the foregoing, if you elect a form of payment under the ATK Pension Plan other than the Normal Form (including any form that has survivor benefits), then the SERP payments will also be paid in such form, with the amount of payments being the actuarial equivalent of the Normal Form calculated by using the actuarial assumptions then specified in the ATK Pension Plan, except:

(1)                                  the discount (or interest) rate will be the greater of (i) the rate specified in the then current Alliant Techsystems Inc. Supplemental Executive Retirement Plan (which may be changed or amended) (“ATK SERP”), or (ii) 6%; and

(2)                                  any reduction for early commencement will be determined under Section 4(b)(i)(E) above.

(ii)                                  Effect of Termination by Company Without Cause.  If the Company terminates your employment without Cause as defined in Section 6(c) below (which does not include a termination as a result of a change in control which is covered by paragraph 4(b)(vi)), then you will receive SERP payments, subject to the following terms:

(A)                              Normal Form of Payments to You.  The first SERP payment (calculated under Section 4(b)(i) as modified by the following terms of this Section 4(b)(ii)) will be due to you on the first day of the calendar month following your termination of employment without Cause; the last SERP payment will be due to you on the first day of the calendar month in which you die (taken together, this is the Normal Form of payment).

(B)                                No Additional Service Credit. Your termination of employment for purposes of calculating your SERP Percentage under Section 4(b)(i)(B) above will be the date of your termination of employment without Cause.  Specifically, it will not be assumed that you remained employed by the Company continuously from such date to the Expiration Date.

(C)                                No Additional Final Average Earnings.  For purposes of determining your Final Average Earnings under Section 4(b)(i)(C) above, the calculation will be made as of the date of your termination of employment without Cause.  Specifically, any Earnings received by you after such date will be disregarded and no Earnings will be attributed to the period from such date to the Expiration Date.

(D)                         Full Vesting .  Notwithstanding the provisions of Section 4(b)(i)(D) above, you will be fully vested in your SERP benefit.

(E)                                 Full Reduction for Early Commencement.  Any reduction for early commencement under Section 4(b)(i)(E) above will be determined by using the actual due date for commencement of payments (that is, the first day of the calendar month following your termination of employment without Cause).  Specifically, it will not be assumed that your SERP benefit begins on the first day of the month following the Expiration Date.

(F)                               Optional Form of Payment.  Notwithstanding the foregoing, if you elect a form of payment under the ATK Pension Plan other than the Normal Form (that is, other than a fixed life annuity beginning on the first day of the calendar month following your termination of employment without Cause), the SERP payments will also be paid in such form, with the amount of payments being the actuarial equivalent of the Normal Form calculated by using the actuarial assumptions then specified in the ATK Pension Plan, except:

(1)                                  the discount (or interest) rate will be the greater of (i) the rate specified in the ATK SERP, or (ii) 6%; and

(2)                                  any reduction for early commencement will be determined under Section 4(b)(ii)(E) above.

(iii)                           Effect of Termination by You for Good Reason.  If you terminate employment for Good Reason as defined in Section 4(b)(xiv) below (other than a Qualifying Termination, as then defined in the Company’s Income Security Plan), then you will receive SERP payments, subject to the following terms:

(A)                              Normal Form of Payments to You.  The first SERP payment (calculated under Section 4(b)(i) as modified by the following terms of this Section 4(b)(iii)) will be due to you on the first day of the calendar month following your termination of employment for Good Reason; and the last SERP payment will be due on the first day of the calendar month in which you die (taken together, this is the Normal Form of payment).

(B)                                No Additional Service Credit. Your termination of employment for purposes of calculating your SERP Percentage under Section 4(b)(i)(B) above will be the date of your termination of employment for Good Reason. Specifically,  it will not be assumed that you remained employed by the Company continuously from such date to the Expiration Date.

(C)                                  No Additional Final Average Earnings.  For purposes of determining your Final Average Earnings under Section 4(b)(i)(C) above, the calculation will be made as of the date of your termination of employment for Good Reason.  Specifically, any Earnings received by you after such date will be disregarded and no Earnings will be attributed to the period from such date to the Expiration Date.

(D)                         Full Vesting.  Notwithstanding the provisions of Section 4(b)(i)(D) above, you will be fully vested in your SERP benefit.

(E)                                 Full Reduction for Early Commencement.  Any reduction for early commencement under Section 4(b)(i)(E) above will be determined by using the actual due date for commencement of payments (that is, the first day of the calendar month following your termination of employment for Good Reason).  Specifically, it will not be assumed that your SERP benefit begins on the first day of the month following the Expiration Date.

(F)                                 Optional Forms of Payment.  Notwithstanding the foregoing, if you elect a form of payment under the ATK Pension Plan other than the Normal Form (that is, other than a fixed life annuity beginning on the first day of the calendar month following your termination of employment without Cause), the SERP payments will also be paid in such form, with the amount being calculated by using the actuarial assumptions then specified in the ATK Pension Plan, except:

(1)                                  the discount (or interest) rate will be the greater of (i) the rate specified in the ATK SERP, or (ii) 6%; and

(2)                                  any reduction for early commencement will be determined under Section 4(b)(iii)(E) above.

(iv)                              Effect of Termination by You for Other Than Good Reason.  Notwithstanding any other provision of this Section 4(b), if you terminate employment with the Company before March 31, 2007, for other than Good Reason during the Term of Employment, your SERP will be forfeited and you will receive no SERP payments. If you terminate employment with the Company on or after March 31, 2007, for other than Good Reason during the Term of Employment, you will receive SERP payments under Section 4(b)(i) above determined as of the date of your termination of employment; provided, however, that if you do not then have at least five (5) years of continuous employment as required by Section 4(b)(i)(D) above, your SERP will be forfeited and you will receive no SERP payments.

(v)                                 Forfeiture for Cause.  Notwithstanding any other provision of this Section 4(b), if the Company terminates your employment for Cause as defined in Section 6(c) below during the Term of Employment, you will not be entitled to receive the SERP payments and all such amounts shall be forfeited.

(vi)                              Effect of Qualifying Termination.  In the event of a Qualifying Termination, as  defined in the Company’s Income Security Plan then in place (“Income Security Plan”), you will receive SERP payments under Section 4(b)(i) above determined as of your Qualifying Termination but incorporating any provisions of the Income Security Plan that may affect the determination of the amount of such payments, and such amounts will become payable to you in a single lump sum, utilizing the same assumptions necessary for making such determinations as set forth in the ATK Pension Plan  as in effect immediately prior to the Change of Control , as then defined in the Company’s Income Security Plan, except that:

(1)                                  the discount (or interest) rate will be the greater of (i) the rate specified in the ATK SERP, or (ii) 6%; and

(2)                                  any reduction for early commencement will be determined under Section 4(b)(i)(E) above.

(vii)                           Effect of Death.   If you die before the Expiration Date while employed by the Company and you are then married, then your surviving spouse will receive a SERP spouse benefit, subject to the following terms:

(A)                              Lump Sum Payment to Spouse.  The present value of the SERP benefit that would have been payable to you if you had survived and terminated employment on the Expiration Date (calculated under Section 4(b)(i) above as modified by the following terms of this Section 4(b)(vii)) will be paid by the Company to your spouse in a cash lump sum as soon as administratively feasible following your death.  Such present value will be calculated by using the actuarial assumptions then specified in the ATK Pension Plan, except:

(1)                                  the discount (or interest) rate will be the greater of (i) the rate specified in the ATK SERP, or (ii) 6%; and

(2)                                  any reduction for early commencement will be determined under Section 4(b)(vii)(E) below.

(B)                                Additional Service Credit.  For purposes of determining your SERP Percentage under Section 4(b)(i)(B) above, it will be assumed that you remained employed by the Company continuously from the date of your death up to and including the Expiration Date.

(C)                                No Additional Final Average Earnings.  For purposes of determining your Final Average Earnings under Section 4(b)(i)(C) above, the calculation will be made as of your date of death.  Specifically, no Earnings will be attributed to the period from your date of death to the Expiration Date.

(D)                               Full Vesting.  Notwithstanding the provisions of Section 4(b)(i)(D) above, your surviving spouse will be fully vested in her SERP spouse benefit.

(E)                                 Partial Reduction for Early Commencement Reduction.  For purposes of determining any reduction for early commencement under Section 4(b)(i)(E) above, it will be assumed that the SERP benefit is due to begin on the first day of the month following the Expiration Date.

(F)                                 No Benefit if Not Married.  If you die and are not survived by your spouse, no SERP benefit will be payable to any survivor or beneficiary under this Section 4(b)(vii).

(viii)                        Effect of Disability.  If either the Company or you terminate your employment on account of Disability (as defined in Section 6(e)) before the Expiration Date, then you will receive a SERP disability benefit, subject to the following terms:

(A)                              Normal Form of Payments to You.  The first SERP disability payment (calculated under Section 4(b)(i) above as modified by the following terms of this Section 4(b)(viii)) will be due to you on the first day of the calendar month following your termination of employment on account of Disability; and the last SERP disability payment will be due on the first day of the calendar month in which you die (taken together, this is the Normal Form of payment of the SERP disability payments).

(B)                                Additional Service Credit.  For purposes of determining the SERP Percentage under Section 4(b)(i)(B) above, it will be assumed that you remained employed by the Company continuously from the date of your termination of employment on account of Disability up to and including the Expiration Date.

(C)                                No Additional Final Average Earnings.  For purposes of determining your Final Average Earnings under Section 4(b)(i)(C) above, the calculation will be made as of your termination of employment on account of Disability.  Specifically, any Earnings received by you after such date will be disregarded and no Earnings will be attributed to the period from your date of your termination of employment on account of Disability to the Expiration Date.

(D)                               Full Vesting.  Notwithstanding the provisions of Section 4(b)(i)(D) above, you will be fully vested in your SERP disability benefit.

(E)                                 Partial Reduction for Early Commencement.  For purposes of determining any reduction for early commencement under Section 4(b)(i)(E) above, it will be assumed that your SERP benefit is due to begin on the first day of the month following the Expiration Date.

(F)                                 Optional Forms of Payment.  Notwithstanding the foregoing, if you elect a form of payment under the ATK Pension Plan other than the Normal Form (that is, other than a fixed life annuity beginning on the first day of the calendar month following your termination of employment on account of Disability), the SERP disability payments will also be paid in such form, with the amount being calculated by using the actuarial assumptions then specified in the ATK Pension Plan, except:

(1)                                  the discount (or interest) rate will be the greater of (i) the rate specified in the ATK SERP, or (ii) 6%; and

(2)                                  any reduction for early commencement will be determined under Section 4(b)(viii)(E) above.

(ix)                                Benefit Not Funded.  Benefits due under this Section 4(b) shall be paid out of the general funds of the Company, and you and your spouse shall not have any preferred interest by way of trust, escrow, lien or otherwise in any specific assets of the Company or any affiliate of the Company.  The rights accruing to you and your spouse hereunder shall be solely those of unsecured creditors of the Company.

(x)                                   Benefit Not Transferable.  You and your spouse shall not have the right to assign, encumber or otherwise anticipate the SERP payments to be made under this Section 4(b). The benefits provided under this Section 4(b) shall not be subject to seizure for payment of any debts or judgments against you or your spouse.

(xi)                                Tax Withholding.  The Company may deduct from any SERP payment (and transmit to the proper taxing authority) such amount as it may be required to withhold under any applicable federal, state or other law.

(xii)                             ERISA Compliance.  Your SERP shall be included in the ATK SERP.  As provided in § 10.2 of the ATK SERP, however, your SERP is included in the ATK SERP only to the extent that such inclusion is necessary to comply with the Employee Retirement Income Security Act of 1974 (ERISA).  All benefit determinations for your SERP shall be made according to the terms of this Section 4(b).

(xiii)                          Delayed Payments.  Notwithstanding any other provision of this Section 4(b), the Company may, at its sole discretion, delay (but not reduce) receipt of the initial SERP payment up to three (3) months for administrative reasons.  In addition, if the Company determines that delaying the time any SERP payment is made would increase the probability that such payment would be fully deductible for federal or state income tax purposes, the Company may unilaterally delay the time of the making of such payment or any portion of such payment for up to 24 months after the date such payment would be otherwise payable. Any such delay will not affect the amount of any SERP payments.

(xiv)                       Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, unless you have agreed in writing that such occurrence shall not constitute “Good Reason”:

(A)                            Change of Compensation.  A reduction by the Company in your annual base salary or target annual incentive bonus (as in effect on the Effective Date of this Agreement or as such amounts which may have been increased from time to time).

(B)                                Change of Location.  The Company requiring you to be based anywhere other than your work location on the Effective Date, or such other location to it may be changed thereafter with your consent, or a location within fifty (50) miles from such location; unless such relocation is agreed to in writing by both the Company and you, or is otherwise permitted by the terms of this Agreement; or

(C)                                Change of Position.  The assignment to you of any duties inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose (i) the change in position explicitly provided for in Section 1 (which likewise shall not constitute reason for a “Qualifying Termination” under the Income Security Plan) and (ii) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you.

A termination pursuant to this Section 4(b)(xiv) shall not be deemed a termination for Good Reason unless the Company receives written notice of such termination from you within sixty (60) days after the occurrence of the events constituting your reason for such termination and the Company does not within thirty (30) days after receipt of such notice cure the stated reason therefor.

(c)                                  You are eligible to participate in the Company’s executive perquisite programs which may change from time to time.

(d)                                 During the Term of Employment and for a period of three years after termination of employment hereunder, the Company will pay up to $15,000 during any calendar year (such amount to be prorated in the case of a partial calendar year) for financial counseling services for you, and the Company will also pay to you an amount (if any) which is necessary to put you in the same position with respect to your total federal, state and local income liability as you would have been in had the payments under this paragraph (d) not been made.

5.                                      Relocation Expenses.  Unless (i) you terminate for other than Good Reason or (ii) the Company terminates you for Cause:

(a)                                  The Company shall pay 100% of your reasonable costs in moving you, your family and possessions, from your home in the Minneapolis, Minnesota area, to a home selected by you anywhere in the continental United States. All payments pursuant to this paragraph (a) shall be increased to the extent necessary so that the amount received by you net of all applicable federal, state and local taxes is equal to the cost or expense being reimbursed.

(b)                                 The Company shall reimburse you for real estate commissions and other reasonable closing costs and reasonable attorney’s fees customarily borne by sellers in connection with the sale of your home in the Minneapolis, MN area and pay you the difference between the sale price of such home and your original purchase price, if former is lower than latter.

(c)                                  Alternatively to (b) above, at the option of you, the Company will purchase your existing home in the Minneapolis, Minnesota area.  Under this paragraph (c), the purchase price of your home shall be the greater of an amount determined according to the Company’s Home Purchase Option Program, or your original purchase price.

(d)                                 You will not have any rights to these relocation expenses under this Section 5, unless you commence the relocation process within one year following your termination from the Company, and have completed such relocation within two years following the termination from the Company.

6.                                      Termination.

(a)                                  General.  Your employment hereunder shall automatically terminate on the earlier of your death or the Expiration Date.  You may, at any time prior to the Expiration Date, terminate employment hereunder for any reason by delivering a Notice of Termination (defined below) to the Board.  The Company may, at any time prior to the Expiration Date, terminate your employment hereunder for any reason by delivering a Notice of Termination to you, provided that in no event shall the Company be entitled to terminate your employment prior to the Expiration Date unless the Board shall duly adopt by the affirmative vote of at least a majority of the entire membership of the Board, a resolution authorizing such termination and stating whether such termination is for Cause (defined below).  As used in this Agreement, “Notice of Termination” means a notice in writing purporting to terminate your employment in accordance with this Section 6, which notice shall (i) specify the effective date of such termination (not prior to the date of such notice) and (ii) in the case of a termination by the Company for Cause or Disability or a termination by you for Good Reason or Disability, set forth in reasonable detail the reason for such termination and the facts and circumstances claimed to provide a basis for such termination.

(b)                                 Termination on Death.  In the event your employment hereunder shall terminate as a result of your death, you shall only be entitled to receive, to the extent applicable, (i) all unpaid compensation accrued as of the termination date pursuant to Section 3 hereof, (ii) all unused PTO/vacation time accrued by you as of the termination date, (iii) all amounts owing to you under Section 4(b), and (iv) those benefits under Section 4 which are required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other laws.  The amounts described in clauses (i) and (ii) of the foregoing sentence shall be paid to you in a lump sum payment promptly after the Expiration Date or such termination date.

(c)                                  Termination by Company for Cause.  If the Company terminates your employment for Cause, you shall only be entitled to receive the compensation and other payments described in paragraph (b) above, however, Section 4(b)(v) governs with respect to payments under any SERP, such compensation and other payments to be paid as if your employment had automatically terminated without the giving of any Notice of Termination.  As used in this Agreement “Cause” shall mean (i) any material failure of you to perform your duties specified in Section 2 of this Agreement or material breach of this Agreement (other than such failure resulting from your incapacity due to Disability), (ii) gross negligence or willful or intentional wrongdoing or misconduct, (iii) a material breach by you of any confidentiality or non-competition agreement between you and the Company, (iv) a commission of an act of personal dishonesty which involved material personal profit in connection with the Company, or (v) a conviction or guilty plea by you of a felony offense or a crime involving moral turpitude.  Before you are terminated for Cause, the Company shall give the reason for the termination in the Notice of Termination.  You shall have fourteen (14) calendar days to cure the reason.  Also, you shall be entitled to speak to the Board prior to any Board resolution authorizing your termination.  Notwithstanding the forgoing, the Company may suspend you without pay during the cure period and pending resolution of the termination.  If you cure the issue, the Company shall reinstate you and give back pay for the suspension period.

(d)                                 Termination by Company Without Cause.  If the Company terminates your employment without Cause during the initial Term of Employment, you shall be entitled to receive a payment equal to (i) the base salary and the “target” Incentive Bonus (established at the beginning of that fiscal year) that would have been payable to you through the Term of Employment, or, (ii) a payment equal to twelve months base salary and “target” Incentive Bonus, whichever is greater.  Applicable withholding and deductions shall be taken from this payment.  As a condition of receiving that payment, you will be required to execute and not rescind a general release of claims against the Company, in a form to be provided to you by the Company (“General Release of Claims”).  If the Company terminates your employment without Cause at any time on or after March 31, 2007, you shall be entitled to receive a payment equal to twelve months base salary and “target” Incentive Bonus provided you execute and not rescind a General Release of Claims. Section 4(b)(ii) governs with respect to payments under any SERP.  This paragraph 6(d) does not apply in the event of a termination upon a Change of Control.  In that event, paragraph 6(f) shall apply.  You agree that this payment shall be in lieu of any severance payment for which you are otherwise eligible for from the Company.

(e)                                  Termination for Disability.  If either the Company or you terminate your employment on account of Disability (defined below), you shall only be entitled to receive the compensation and other payments described in paragraph (b) above, such compensation and other payments to be paid as if your employment had automatically terminated without the giving of any Notice of Termination.  In addition, the Company shall provide you such other disability benefits as may hereafter be provided by the Company in accordance with its policies, as they may exist from time to time.  As used herein, “Disability” means any physical or mental condition of yours that (i) prevents you from being able to perform the services required under this Agreement (ii) has continued for at least 180 consecutive days during any 12-month period and (iii) is reasonably expected to continue.

(f)                                    Termination Upon Change of Control.  If your employment terminates either by the Company or by you subsequent to a Change of Control, as defined in the Company’s Income Security Plan, the Company shall pay you the compensation and other payments, including vesting of restricted shares and stock options, described in the Income Security Plan.

(g)                                 Termination for Good Reason.  If you terminate your employment with the Company for Good Reason, you shall be entitled to a payment equal to twelve months base salary and “target” Incentive Bonus less applicable withholdings and deductions, provided you execute and not rescind a General Release of Claims.  Section 4(b)(iii) governs with respect to payments under any SERP.

(h)                                 Termination at end of Expiration Date.  If this Agreement terminates automatically at the end of the initial Expiration Date or any renewal period Expiration Date because the Company has chosen not to renew your employment, you shall be entitled to a payment equal to twelve months base salary and “target” Incentive Bonus less applicable withholdings and deductions, provided you execute and not rescind a General Release of Claims.  Section 4(b) governs with respect to payments under any SERP.

7.                                      Restrictions on Competition.

Without prior written consent of the Board, you agree that you will not, directly or indirectly, own, manage, operate, control, be employed by, provide consulting or other services of any kind to, participate in or be connected in any manner with the ownership, management, operation or control of any business which may be in direct competition with the Company for:

(i)                                     two years from your date of termination from the Company if you terminate from the Company without Good Reason, or you choose not to renew your employment with the Company on the Expiration Date; or

(ii)                                  one year from your date of termination from the Company if the Company terminates you without Cause, or the Company chooses not to renew your employment with the Company on the Expiration Date.

This Section 7 does not apply to immaterial ownership interests such as ownership in a mutual fund that has within its portfolio stock of a competitor of the Company or ownership of less than 5% of the stock of a publicly traded corporation.

8.                                      Non-Solicitation.

Without prior written consent of the Board, you agree that you will not, for two years from your date of termination from the Company, induce or attempt to induce any employee of the Company or a subsidiary or affiliate of the Company to leave his or her employment with the Company or a subsidiary or affiliate of the Company or to become employed by any business enterprise with which you may then be employed, associated or connected, or induce or attempt to induce any customer or supplier of the Company or a subsidiary to cease doing business with or reduce the level of its business with the Company or any subsidiary.

9.                                      Confidential Information.

You acknowledge that, in the course of your employment with the Company, you have had access to confidential information and trade secrets relating to business affairs of the Company or related companies and entities, and you likewise may have access to further such confidential information in providing the services contemplated by this Agreement.  You agree that you are obligated to not, at any time, disclose or otherwise make available to any person, company or other party confidential information or trade secrets, or to use such information except in the good faith belief that such use is for the benefit of the Company and its subsidiaries.  This Agreement shall not limit any obligations you have under any employee confidentiality agreement, Company employment policy, or applicable federal or state law.

10.                               Arbitration/ Injunctive Relief.

(a) Any dispute regarding any claims by either party for breach of this Employment Agreement, and/or other claims relating to your employment with the Company or the termination of your employment, shall be resolved by binding arbitration before the American Arbitration Association in Minneapolis, Minnesota, pursuant to the then-applicable rules of the American Arbitration Association .

(b) As the sole exception to the arbitration provision of this Section 10, the Company will be entitled to seek injunctive relief before any court of competent jurisdiction with respect to any claims that you have breached Section 7, 8, and/or 9 of this Employment Agreement.  In that event,  you agree that it is impossible to measure in monetary terms all of the damages that will accrue to the Company by reason of your breach of those obligations under this Agreement.  Therefore, if the Company finds it necessary, in its sole discretion, to institute any action or proceeding to enforce those provisions of this Agreement, you hereby waive the defense that the Company has an adequate remedy at law, and you shall not raise in any such action or proceeding the defense that the Company has an adequate remedy at law.

11.                               Non-exclusivity of Rights.

Except as otherwise provided in this Agreement, you have the right to participate in any benefit, bonus, incentive or other plan or program provided by the Company for which you are eligible and qualify under the plan or program provision.  Additionally, nothing in this Agreement shall prevent or limit your continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which you may qualify, nor shall anything herein limit or otherwise affect such rights as you may have under any stock option or other agreements with the Company or any of its affiliated companies.  Amounts which are vested benefits or which you are otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the date of termination of your employment under this Agreement shall be payable in accordance with such plan or program.

12.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota.

13.                               Notice.  Any notice, payment, demand or communication required or permitted to be given by this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally or if sent by registered or certified mail, return receipt requested, postage prepaid, addressed to such party at its address set forth below such party’s signature to this Agreement or to such other address as has been furnished in writing by such party for whom the communication is intended.  Any such notice is deemed to be given on the date so delivered.

14.                               Severability.  In the event any provisions hereof shall be modified or held ineffective by any court, such adjudication shall not invalidate or render ineffective the balance of the provisions hereof. To the extent that any court shall conclude that Sections 7, 8, and/or 9 are not enforceable according to their terms, it is agreed that the court should enforce those provisions to the maximum extent possible under applicable law.

15.                               Entire Agreement.  Except as expressly provided herein, this Agreement constitutes the sole agreement between the parties with respect to the employment of you by the Company and supersedes any and all other agreements, oral or written, between the parties.

16.                               Amendment and Waiver.  This Agreement may not be modified or amended except by a writing signed by the parties hereto.  Any waiver or breach of any of the terms of this Agreement shall not operate as a waiver of any other breach of such terms or conditions, or any other terms or conditions, nor shall any failure to enforce any provisions hereof operate as a waiver of such provision or any other provision hereof.

17.                               Assignment.  This Agreement is a personal employment contract and the rights and interests of you hereunder may not be sold, transferred, assigned or pledged.  The Company may assign its rights under this Agreement to (i) any entity into or with which the Company is merged or consolidated or to which the Company transfers all or substantially all of its assets or (ii) any entity, which at the time of such assignment, controls, is under common control with, or is controlled by the Company, provided that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably acceptable to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if such succession had not taken place.

18.                               Successors.  This Agreement shall be binding upon and inure to the benefit of you and your heirs, executors, administrators and legal representatives.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above and intend that this Employment Agreement have the effect of a sealed instrument.

Date:	January 21, 2004	/S/ DANIEL J. MURPHY, JR.
Daniel J. Murphy, Jr.

Date:	January 21, 2004	ALLIANT TECHSYSTEMS INC.

		By:	/S/ ANN D. DAVIDSON

Name: Ann D. Davidson

Title: Vice President and General Counsel